Exhibit 99.1

MARINEMAX REPORTS FISCAL FIRST QUARTER 2020 RESULTS

~Record December Quarter Revenue Grows 26% to $304.2 Million~

~Quarterly Same-Store Sales Exceed 24%~

~Record December Quarter Net Income Increases to $9.1 Million~

~EPS Almost Doubles to $0.41~

~Raises Fiscal Year 2020 Guidance Range~

CLEARWATER, FL, January 23, 2020 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced results for its first quarter ended December 31, 2019.

Revenue increased 26%, or over $62.2 million, to $304.2 for the quarter ended December 31, 2019 from $241.9 million in the comparable period last year. Same-store sales were up over 24%, in the quarter, supported almost entirely by similar growth in units sold. For the sixth consecutive year, the Company produced a profitable December quarter as net income nearly doubled to $9.1 million with earnings per diluted share reaching $0.41, compared to net income of $4.9 million and earnings per diluted share of $0.21 in the comparable period last year.

W. Brett McGill, MarineMax’s Chief Executive Officer and President stated, “We are excited to be delivering industry leading results driven by our team‘s focused execution that is supported by the technology investments we have made over the last few years. Furthermore, we benefitted from a resurgence in consumer confidence and the relatively stable economic environment. As a result of these factors, combined with our customer centric approach and optimal product mix, we drove a meaningful increase in sales and profitability.  Relative to our historical expectations for our December quarter, we again outperformed as we overcame margin pressure while making significant progress to better align our inventory.  Additionally, we produced very meaningful unit growth in the quarter, far exceeding that of the industry.”

Mr. McGill continued, “We were also pleased to see positive results from our September 2019 store optimization effort, as evidenced by the strong sales growth in the quarter and reduced costs.  Finally, our focus on improving costs, combined with our strong sales, resulted in attractive cash flow growth, allowing us to bolster our balance sheet.  With the largest two selling seasons ahead of us, we expect to build on the strong start to our fiscal year and leverage the excitement in the industry with a robust slate of upcoming boat shows. Furthermore, we will  continue to pursue complementary opportunities to expand our business, as we remain committed to creating long term value for our shareholders.”

2020 Guidance

Based on current business conditions, retail trends and other factors, the Company is raising its fiscal year 2020 guidance for earnings per diluted share to be in the range of $1.82 to $1.92, which is increased from its previously provided guidance of $1.58 to $1.68.  This compares to a GAAP earnings per diluted share of $1.57 and a non-GAAP adjusted, but fully taxed, diluted earnings per diluted share of $1.63 in fiscal 2019. These expectations do not take into account, or give effect for, material acquisitions that may be completed by the Company during fiscal 2020 or other unforeseen events, including changes in global economic conditions.

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About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Hatteras, Azimut Yachts, Benetti, Ocean Alexander, Galeon, Grady-White, Harris, Bennington, Crest, MasterCraft, MJM Yachts, NauticStar, Scout, Sailfish, Scarab Jet Boats, Tige, Yamaha Jet Boats, Aquila, Aviara, and Nautique. MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax also owns Fraser Yachts Group, a leading superyacht brokerage and luxury yacht services company with operations in multiple countries. MarineMax currently has 59 retail locations in Alabama, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include the Company's anticipated financial results for the first quarter ended December 31, 2019; the Company’s expectation to build on the strong start to its fiscal year; the Company’s pursuit of complimentary opportunities to expand its business; and the Company’s fiscal 2020 guidance. These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company's manufacturing partners, general economic conditions, as well as those within our industry, the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, the continued recovery of the industry, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2019 and other filings with the Securities and Exchange Commission.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
	Michael H. McLamb	Brad Cohen
	Chief Financial Officer	ICR, LLC.
	Abbey Heimensen	203.682.8211
	Public Relations	bcohen@icrinc.com
MarineMax, Inc.
727.531.1700

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MarineMax, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	December 31,
	2019	2018
Revenue	$304,172	$241,937
Cost of sales	224,154	178,459
Gross profit	80,018	63,478

Selling, general, and administrative expenses	64,386	54,492
Income from operations	15,632	8,986

Interest expense	3,344	2,516
Income before income tax provision	12,288	6,470

Income tax provision	3,229	1,560
Net income	$9,059	$4,910

Basic net income per common share	$0.42	$0.22

Diluted net income per common share	$0.41	$0.21

Weighted average number of common shares used in computing net income per common share:

Basic	21,453,914	22,779,567
Diluted	21,890,065	23,400,685

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	December 31,	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,985	$38,581
Accounts receivable, net	36,118	25,711
Inventories, net	493,943	445,465
Prepaid expenses and other current assets	11,009	10,904
Total current assets	577,055	520,661

Property and equipment, net	144,756	138,730
Operating lease assets	41,335	—
Goodwill and other intangible assets, net	64,479	27,488
Other long-term assets, net	7,781	6,227
Deferred tax assets, net	—	2,588
Total assets	$835,406	$695,694
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$18,159	$11,840
Customer deposits	20,198	21,071
Accrued expenses	35,436	29,790
Operating lease liabilities	6,898	—
Short-term borrowings	334,085	270,715
Total current liabilities	414,776	333,416
Noncurrent operating lease liabilities	36,325	—
Deferred tax liabilities, net	2,413	—
Long-term liabilities	1,145	840
Total liabilities	454,659	334,256
STOCKHOLDERS' EQUITY:
Preferred stock	—	—
Common stock	28	27
Additional paid-in capital	271,622	265,516
Accumulated other comprehensive loss	(63)	—
Retained earnings	212,124	171,380
Treasury stock	(102,964)	(75,485)
Total stockholders’ equity	380,747	361,438
Total liabilities and stockholders’ equity	$835,406	$695,694